UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a press release issued by Aquila, Inc. on October 2, 2007.

AQUILA REMINDS SHAREHOLDERS OF SPECIAL MEETING

AND URGES SHAREHOLDERS TO VOTE "FOR" PENDING MERGER

KANSAS CITY, MO, Oct. 2, 2007 – As previously announced, Aquila, Inc. (NYSE:ILA) will hold a special shareholder meeting, which will be webcast, beginning at 10 a.m. on Tuesday, October 9, 2007, at the Adams Pointe Conference Center, 1400 NE Coronado Dr., Blue Springs, Mo. The purpose of the meeting is for Aquila shareholders to vote on the proposed transaction to merge of Aquila with a subsidiary of Great Plains Energy Incorporated (NYSE:GXP). Aquila’s board of directors recommends that Aquila shareholders vote “FOR” the merger.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the webcast.

Under the merger agreement, Aquila shareholders will receive cash and stock consideration of $1.80 and 0.0856 of a share of Great Plains Energy common stock in exchange for each share of Aquila common stock they hold. Upon completion of the transaction, Aquila will become a wholly owned subsidiary of Great Plains Energy.

In Feb. 2007 Aquila announced the merger of its Missouri electric operations with Great Plains Energy and the sale of its Colorado electric operations and its natural gas operations in Colorado, Iowa, Kansas and Nebraska to Black Hills Corporation (NYSE: BKH).

Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution utilities serving customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information is available at www.aquila.com.